Exhibit 4.2

FOURTH SUPPLEMENTAL INDENTURE

THIS FOURTH SUPPLEMENTAL INDENTURE (this “Fourth Supplemental Indenture”) is entered into as of December 12, 2011 among ERP OPERATING LIMITED PARTNERSHIP, an Illinois limited partnership (the “Partnership”), having its principal offices at Two North Riverside Plaza, Suite 400, Chicago, Illinois 60606, and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A. (formerly known as The Bank of New York Trust Company, N.A.) (as successor to J.P. Morgan Trust Company, National Association, as successor to Bank One Trust Company, NA, as successor to The First National Bank of Chicago), a bank duly organized and existing under the laws of the United States, as Trustee hereunder (the “Trustee”), having a Corporate Trust Office at 2 North LaSalle Street, Suite 1020, Chicago, Illinois 60602, Attention: Global Corporate Trust.

WHEREAS, the Partnership and the Trustee entered into that certain Indenture, dated as of October 1, 1994 (the “Original Indenture”), the First Supplemental Indenture thereto, dated as of September 9, 2004 (the “First Supplemental Indenture”), the Second Supplemental Indenture thereto, dated as of August 23, 2006 (the “Second Supplemental Indenture”), and the Third Supplemental Indenture thereto, dated as of June 4, 2007 (the “Third Supplemental Indenture”), relating to the Partnership’s senior debt securities (the “Securities”);

WHEREAS, pursuant to Section 901 of the Indenture, the Partnership and the Trustee may enter into supplemental indentures to establish the terms and provisions of a series of Securities issued pursuant to the Indenture;

WHEREAS, pursuant to Section 301 of the Indenture, the Partnership desires to establish certain terms of Securities of all series created on or after the date of this Fourth Supplemental Indenture; and

WHEREAS, the Partnership and the Trustee have duly authorized the execution and delivery of this Fourth Supplemental Indenture to establish certain terms of the Securities created on or after the date of this Fourth Supplemental Indenture, have done all things necessary to make this Fourth Supplemental Indenture (together with the Original Indenture, the First Supplemental Indenture, the Second Supplemental Indenture and the Third Supplemental Indenture, the “Indenture”) a valid agreement of the parties hereto, in accordance with its terms, and the Partnership has complied with all covenants and conditions precedent to the execution and delivery of this Fourth Supplemental Indenture;

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, and for other good and valuable consideration the receipt of which is hereby acknowledged, and for the equal and proportionate benefit of the Holders of the Securities, the Partnership and the Trustee agree as follows:

ARTICLE I

RELATION TO BASE INDENTURE; DEFINITIONS

Section 1.1 Relation to Base Indenture. This Fourth Supplemental Indenture constitutes an integral part of the Indenture.

Section 1.2 Definitions. For all purposes of this Fourth Supplemental Indenture, except as otherwise expressly provided for herein, capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Indenture.

ARTICLE II

TOTAL UNENCUMBERED ASSETS

Section 2.1 With respect to the Securities of all series created on or after the date of this Fourth Supplemental Indenture, the definition of “Total Unencumbered Assets” is amended and restated to read in its entirety as follows:

“Total Unencumbered Assets” means the sum of: (1) the Capitalized Property Values of Stabilized Properties not subject to an encumbrance and (2) for all other assets of the Partnership and its Subsidiaries not subject to an encumbrance, undepreciated book value of such assets as determined in accordance with GAAP (but excluding accounts receivable and intangibles); provided, however, that all investments by the Partnership and its Subsidiaries in unconsolidated joint ventures, unconsolidated limited partnerships, unconsolidated limited liability companies and other unconsolidated entities shall be excluded from Total Unencumbered Assets to the extent that such investments would have otherwise been included.

ARTICLE III

MISCELLANEOUS PROVISIONS

Section 3.1 Counterparts. This Fourth Supplemental Indenture may be executed in counterparts, each of which shall be deemed an original, but all of which shall together constitute one agreement binding on all parties hereto, notwithstanding that all the parties have not signed the same counterpart.

Section 3.2 Trustee’s Acceptance. The Trustee hereby accepts this Fourth Supplemental Indenture and agrees to perform the same under the terms and conditions set forth in the Indenture.

Section 3.3 Reference to the Effect on the Indenture.

(a) On and after the effective date of this Fourth Supplemental Indenture, each reference in the Indenture to “this Indenture,” “hereunder,” “hereof,” or “herein” shall mean and be a reference to the Indenture as supplemented by this Fourth Supplemental Indenture unless the context otherwise requires.

(b) Except as specifically modified or amended by this Fourth Supplemental Indenture, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. Upon the execution and delivery of this Fourth Supplemental Indenture by the Partnership and the Trustee, this Fourth Supplemental Indenture shall form a part of the Indenture for all purposes. Any and all references, whether within the Indenture or in any notice, certificate or other instrument or document, shall be deemed to include a reference to this Fourth Supplemental Indenture (whether or not made), unless the context shall otherwise require.

Section 3.4 Governing Law. THIS FOURTH SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF).

Section 3.5 Trust Indenture Act Controls. If any provision of this Fourth Supplemental Indenture limits, qualifies or conflicts with another provision of this Fourth Supplemental Indenture or the Indenture that is required to be included by the Trust Indenture Act of 1939, as amended (the “Act”), as in force at the date this Fourth Supplemental Indenture is executed, the provision required by the Act shall control.

Section 3.6 Benefits of Fourth Supplemental Indenture or the Securities. Nothing in this Fourth Supplemental Indenture or the Securities, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder and the Holders of the Securities, any benefit of any legal or equitable right, remedy or claim under the Indenture, this Fourth Supplemental Indenture or the Securities.

Section 3.7 Successors. All agreements of the Partnership in this Fourth Supplemental Indenture shall bind its successors. All agreements of the Trustee in this Fourth Supplemental Indenture shall bind its successors.

Section 3.8 Concerning the Trustee. The Trustee shall not be responsible for any recital herein (other than the fourth recital as it applies to the Trustee) as such recitals shall be taken as statements of the Partnership, or the validity of the execution by the Partnership of this Fourth Supplemental Indenture. The Trustee makes no representations as to the validity or sufficiency of this Fourth Supplemental Indenture.

Section 3.9 Certain Duties and Responsibilities of the Trustee. In entering into this Fourth Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.

Section 3.10 Titles. Section titles are for descriptive purposes only and shall not control or alter the meaning of this Fourth Supplemental Indenture as set forth in the text.

Section 3.11 Severability. In case any one or more of the provisions in this Fourth Supplemental Indenture shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.

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IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed as of the day and year first above written.

ERP OPERATING LIMITED PARTNERSHIP

By:	Equity Residential, its General Partner

By:
Name:
Title:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:
Name:
Title:

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